Exhibit 99.1

NEWS RELEASE

CONTACTS Chris Doll (Investor Relations) Christopher.Doll@53.com | 513-534-2345
Gary Rhodes (Media Relations) Gary.Rhodes@53.com | 513-534-4225	June 27, 2019

Fifth Third Announces Capital Distribution Projections

CINCINNATI – Fifth Third Bancorp (NASDAQ: FITB) announced today its capital distribution projections for the third quarter of 2019 through the second quarter of 2020. Fifth Third’s current projections include the ability to distribute approximately $2 billion in capital through common share repurchases1 and increased common dividends. These distributions will be governed under the Federal Reserve Board’s 2019 extended stress test process for bank holding companies with less than $250 billion of total consolidated assets.

All future capital actions are subject to evaluation of Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, other risks and uncertainties, and approval by the Board of Directors at any given time.

1Consistent with Fifth Third’s 2018 Comprehensive Capital Analysis and Review (“CCAR”) capital plan disclosure process, capital distribution estimates include repurchases related to common share issuances under employee benefit plans (approximately $75 million) and excludes any potential additional repurchases of common shares related to after-tax gains from the previous sale of Worldpay, Inc. common stock.

About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the parent company of Fifth Third Bank, an Ohio-chartered bank. As of March 31, 2019, Fifth Third had $168 billion in assets and operated 1,207 full-service banking centers and 2,559 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2019, had $394 billion in assets under care, of which it managed $44 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank. Member FDIC.

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